Exhibit 99.1

Neoleukin Therapeutics Announces Year End Financial Results

-   NL-201 IND Submission Expected by End of 2020   -

-   Company to host Conference Call Today, March 12, 2020 at 1:30 p.m.

Pacific / 4:30 p.m. Eastern   -

SEATTLE, Washington, March 12, 2020 – Neoleukin Therapeutics, Inc. “Neoleukin” (NASDAQ:NLTX), a biopharmaceutical company utilizing sophisticated computational methods to design de novo protein therapeutics, today announced a corporate update and financial results for the year ending December 31, 2019.

“2019 was a momentous year for Neoleukin Therapeutics, as we transitioned to become a public company and gained resources to build our team and advance our de novo technology platform,” said Jonathan Drachman, M.D., Chief Executive Officer of Neoleukin. “In 2020, we look forward to presenting new data on our lead program and technology platform, and we anticipate submitting an investigational new drug application for NL-201, which we believe will be the first de novo protein therapeutic to enter clinical evaluation.”

Recent Updates

NL-201 and Research Advancements

Neoleukin has focused on IND-enabling studies for its lead product compound, NL-201, a combined IL-2 and IL-15 agonist designed to eliminate alpha receptor binding. This includes development of a CMC process and completion of multi-dose, non-GLP and GLP tox studies in animal models. Neoleukin remains on track to submit an Investigational New Drug application for NL-201 by end of this year.

Scientific Advisory Board

In December, Neoleukin Therapeutics announced the formation of a Scientific Advisory Board including prominent leaders in the fields of de novo protein design, structural biology and immunology (see Neoleukin.com). These distinguished scientists and investigators will meet periodically and advise the Company on an ongoing basis.

Executive Appointment

Neoleukin announced the appointment of Robert K. Ho as Chief Financial Officer, effective March 16, 2020. Kamran Alam, interim CFO, will continue as a senior strategic advisor to assist in transition activities.

Follow-On Offering

In December, Neoleukin announced the closing of a public offering of approximately 10.3 million shares of common stock, with aggregate gross proceeds to Neoleukin of approximately $86.2 million.

Summary of Financial Results

Cash Position: Cash and cash equivalents totaled $143.1 million as of December 31, 2019, compared to $76.9 million as of December 31, 2018. The increase was primarily driven by the completion of a public offering in December 2019 for net proceeds of $80.7 million. Based upon current internal infrastructure and pipeline initiatives, Neoleukin believes that its cash-on-hand will be sufficient to fund operations through 2022.

R&D Expenses: Research and development expenses for the year ended December 31, 2019 were $4.4 million compared to $41.8 million for the year ended December 31, 2018. The decrease was primarily driven by lower research and development expenses following the suspension of the rosiptor programs in 2018, partially offset by research and development expenses related to NL-201 that were incurred subsequent to the merger.

Acquired In-Process Research and Development Expense: The acquired in-process research and development that arose from the merger was expensed immediately in accordance with current accounting standards.

G&A Expenses: General and administrative expenses for the year ended December 31, 2019 were $18.8 million compared to $15.8 million for the year ended December 31, 2018. The increase was primarily driven by merger related expenses.

Net Loss: Net loss for the year ended December 31, 2019 was $69.4 million compared to a net loss of $31.6 million for the year ended December 31, 2018. The increase was primarily due to the acquired in-process research and development expense resulting from the merger.

Conference Call Information

Neoleukin will host a conference call today to discuss 2019 financial results and provide a corporate update. Details as follows:

Date: March 12, 2020

Time: 1:30 p.m. Pacific / 4:30 p.m. Eastern

Toll-free: (866) 357-7878

International: (315) 625-3088

Conference ID: 5039718

Webcast URL: http://investor.neoleukin.com/events

The archived audio webcast will be available on the Investor Relations section of the Neoleukin website approximately two hours after the event and will be available for replay for at least 30 days after the event.

About Neoleukin Therapeutics, Inc.

Neoleukin is a biopharmaceutical company creating next generation immunotherapies for cancer, inflammation and autoimmunity using de novo protein design technology. Neoleukin uses sophisticated computational methods to design proteins that demonstrate specific pharmaceutical properties that provide potentially superior therapeutic benefit over native proteins. Neoleukin’s lead product candidate, NL-201, is a combined IL-2 and IL-15 agonist designed to eliminate alpha receptor binding. For more information, please visit the Neoleukin website: www.neoleukin.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, planned development activities and the potential benefits of the company’s product candidates and platform. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties, including market conditions, that could cause actual results to differ materially from what Neoleukin expects. Further information on potential risk factors that could affect Neoleukin’s business and its financial results are detailed under the heading “Risk Factors” in documents the Company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Neoleukin undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Media

Julie Rathbun

206-769-9219

jrathbun@neoleukin.com

Investors

Solebury Trout

Brian Korb

646-378-2923

bkorb@troutgroup.com

NEOLEUKIN THERAPEUTICS, INC.

Condensed consolidated balance sheets

(In thousands of U.S. dollars)

	DECEMBER 31, 2019	DECEMBER 31, 2018
Assets

Cash and cash equivalents	$143,093	$76,928

Other current assets	503	237

Other long-term assets	3,427	453

Total assets	$147,023	$77,618

Liabilities

Current liabilities	$4,743	$4,627

Non-current liabilities	593	319

Total liabilities	5,336	4,946

Stockholders’ equity	141,687	72,672

Total liabilities and stockholders’ equity	$147,023	$77,618

NEOLEUKIN THERAPEUTICS, INC.

Condensed consolidated statements of operations

(In thousands of U.S. dollars, except per share and share amounts)

	YEARS ENDED DECEMBER 31,

	2019	2018	2017
Revenue	$-	$25,000	$-

Operating expenses

Research and development	4,417	41,789	36,267

Acquired in-process research and development	47,716	-	-

General and administrative	18,826	15,835	14,852

Total operating expenses	70,959	57,624	51,119

Loss from operations	(70,959)	(32,624)	(51,119)

Other income, net

Interest expense	(1)	(4)	(4)

Other income, net	1,518	1,043	940

	1,517	1,039	936

Net loss	$(69,442)	$(31,585)	$(50,183)

Net loss per common stock - basic and diluted	$(2.57)	$(1.34)	$(2.14)

Basic and diluted weighted average number of common stock outstanding	27,030,355	23,519,508	23,450,315